Exhibit 4.2

THIRD SUPPLEMENTAL SUBORDINATED INDENTURE

DATED AS OF JUNE 29, 2026

BETWEEN

LINCOLN NATIONAL CORPORATION

AS ISSUER

AND

THE BANK OF NEW YORK MELLON,

AS TRUSTEE

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.1	Definition of Terms	1

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE SUBORDINATED NOTES

Section 2.1	Designation and Principal Amount	6
Section 2.2	Maturity	7
Section 2.3	Form and Payment	7
Section 2.4	Interest	7

ARTICLE III
REDEMPTION OF THE SUBORDINATED NOTES

Section 3.1	Optional Redemption	8
Section 3.2	No Sinking Fund	9

ARTICLE IV
OPTIONAL DEFERRAL OF INTEREST AND TRIGGER EVENTS

Section 4.1	Optional Deferral of Interest	9
Section 4.2	Notices of Deferral	10

ARTICLE V
EVENTS OF DEFAULT

Section 5.1	Events of Default	10

ARTICLE VI
COVENANTS

Section 6.1	Limitation on Payment of Current Interest when Optionally Deferred Interest is Outstanding	11
Section 6.2	[Reserved]	12
Section 6.3	Obligation to Effect Certain Sales of Qualifying Securities	12
Section 6.4	Payment of Expenses	12
Section 6.5	Payment Upon Resignation or Removal	12

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ARTICLE VII
SUBORDINATION

Section 7.1	Agreement to Subordinate	13
Section 7.2	Liquidation; Dissolution; Bankruptcy	13
Section 7.3	Default on Senior Indebtedness	13
Section 7.4	When Distribution Must Be Paid Over	13
Section 7.5	Subrogation	13
Section 7.6	Relative Rights	13
Section 7.7	Rights of the Trustee; Holders of Senior Indebtedness	13
Section 7.8	Subordination May Not Be Impaired	13
Section 7.9	Distribution	13
Section 7.10	Authorization to Effect Subordination	13

ARTICLE VIII
[RESERVED]

Section 8.1	[Reserved]	13

ARTICLE IX
FORM OF SUBORDINATED NOTE

Section 9.1	Form of Subordinated Note	13

ARTICLE X
ORIGINAL ISSUE OF SUBORDINATED NOTES

Section 10.1	Original Issue of Subordinated Notes	21

ARTICLE XI
[RESERVED]

Section 11.1	[Reserved]	22

ARTICLE XII
DEFEASANCE OF CERTAIN COVENANTS

Section 12.1	Termination of Company’s Obligations Under Certain Covenants	22
Section 12.2	Application of Trust Money	22
Section 12.3	Repayment to Company	22
Section 12.4	Indemnity for Government Obligations	22
Section 12.5	Supplemental Indentures Without Consent of Holders	22

ARTICLE XIII
[RESERVED]

Section 13.1	[Reserved]	22

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THIRD SUPPLEMENTAL SUBORDINATED INDENTURE, dated as of June 29, 2026 (the “Third Supplemental Subordinated Indenture”), between Lincoln National Corporation, a corporation duly organized and existing under the laws of the State of Indiana (the “Company”), and The Bank of New York Mellon , as trustee (the “Trustee”), supplementing the Subordinated Indenture, dated as of August 11, 2021, between the Company and the Trustee (the “Base Indenture”).

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s subordinated notes, debentures or other evidence of Indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, pursuant to a Prospectus Supplement dated June 24, 2026, the Company offered to issue its 6.800% Fixed-to-Fixed Reset Rate Subordinated Notes due 2056 (the “Subordinated Notes”), which Securities shall be in the form of subordinated notes issued by the Company;

WHEREAS, pursuant to the terms of the Base Indenture and this Third Supplemental Subordinated Indenture (together, the “Indenture”), the Company desires to provide for the establishment of the Subordinated Notes with specific terms and provisions, the form and substance of such Subordinated Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Subordinated Indenture, and all requirements necessary to make this Third Supplemental Subordinated Indenture a valid instrument in accordance with its terms, and to make the Subordinated Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this Third Supplemental Subordinated Indenture has been duly authorized in all respects:

NOW THEREFORE, for the purpose of setting forth, as provided in the Indenture, the form and substance of the Subordinated Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms.

Unless the context otherwise requires:

(a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Third Supplemental Subordinated Indenture;

(b) the definition of any term in this Third Supplemental Subordinated Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

(c) a term defined anywhere in this Third Supplemental Subordinated Indenture has the same meaning throughout;

(d) the singular includes the plural and vice versa;

(e) headings are for convenience of reference only and do not affect interpretation;

(f) the following terms have the meanings given to them in this Section 1.1(f):

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office is closed for business.

“Calculation Agent” means, the Company, an affiliate of the Company selected by the Company, or any other firm appointed by the Company, in each case, in the Company’s sole discretion, acting as calculation agent in respect of the Subordinated Notes. In no event shall the Trustee be the Calculation Agent nor shall it have any liability for any determination made by or on behalf of such Calculation Agent.

“Capital Regulator” means the governmental agency or instrumentality, if any, that has group-wide oversight of the Company’s regulatory capital.

“Company” shall have the meaning set forth in the preamble of this Third Supplemental Subordinated Indenture.

“Deferral Period” means the period beginning on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 4.1 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Subordinated Notes.

“Depositary”, with respect to the Subordinated Notes, means The Depository Trust Company or any successor clearing agency.

“Five-year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the Most Recent H.15. If the Five-year Treasury Rate cannot be determined pursuant to the preceding sentence, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-year Treasury Rate, will determine the Five-year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the

Business Day convention, the definition of Business Day and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the Federal Reserve System.

“Indenture” has the meaning set forth in the preamble of this Third Supplemental Subordinated Indenture.

“Initial Interest Reset Date” means July 15, 2036.

“Interest Payment Date” has the meaning specified in Section 2.4(b).

“Interest Period” means the period from, and including, June 29, 2026, to, but excluding, January 15, 2027, and each period from, and including, each Interest Payment Date to, but excluding, the next Interest Payment Date or, if earlier, the Maturity Date.

“Interest Reset Date” means the Initial Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.

“Interest Reset Period” means the period from, and including, the Initial Interest Reset Date to, but excluding, the next following Interest Reset Date and thereafter each period from, and including, each Interest Reset Date to, but excluding, the next following Interest Reset Date.

“Make-Whole Amount” means the sum of the present values of the remaining scheduled payments of principal of and interest on the Subordinated Notes being redeemed discounted to the redemption date (assuming the Subordinated Notes matured on the applicable Reference Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 40 basis points less interest accrued to the redemption date.

“Maturity Date” means the date on which the Subordinated Notes mature as specified in Section 2.2 hereof and on which the principal shall be due and payable together with all accrued and unpaid interest thereon including all compounded interest thereon.

“Most Recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Par Call Period” has the meaning provided in Section 3.1(a).

“Parity Securities” means Indebtedness of the Company that ranks on a parity with the Subordinated Notes upon the liquidation of the Company, and includes the Company’s Floating Rate Subordinated Notes due 2066 and Floating Rate Subordinated Notes due 2067.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Subordinated Notes, which amendment, clarification or change results in:

(i) the shortening of the length of time the Subordinated Notes are assigned a particular level of equity credit by that rating agency compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the date hereof, or

(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Subordinated Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the date hereof.

“Record Date” has the meaning provided in Section 2.4(b).

“Reference Date” means the next following Interest Reset Date.

“Registered Security” means any Security in the form established pursuant to Section 9.1 hereof which is registered as to principal and interest in the Securities Register.

“Regulatory Capital Event” means the Company becomes subject to capital adequacy supervision by a Capital Regulator that includes group-wide prescribed capital adequacy requirements and the capital adequacy requirements that apply to us as a result of being so subject set forth criteria pursuant to which the aggregate stated amount of the Subordinated Notes would not qualify as capital under such capital adequacy requirements.

“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.

“Third Supplemental Subordinated Indenture” has the meaning provided in the preamble hereto.

“Securities” has the meaning set forth in the recitals of this Third Supplemental Subordinated Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Subordinated Notes” shall have the meaning set forth in the recitals of this Third Supplemental Subordinated Indenture.

“Tax Event” means the receipt by the Company of an opinion of independent counsel experienced in such matters to the effect that, as a result of any:

(i) amendment to or change (including any officially announced proposed change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States which amendment or change is effective on or after the date hereof;

(ii) official administrative decision or judicial decision or administrative action or other official pronouncement (including a regulatory procedure, notice, announcement, private letter ruling, technical advice memorandum or other similar pronouncement (including any notice or announcement of intent to issue or adopt any such official pronouncement)) interpreting or applying such laws or regulations that is announced on or after the date hereof; or

(iii) threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Subordinated Notes, which challenge is asserted against the Company or becomes publicly known on or after the date hereof, there is more than an insubstantial increase in the risk that interest accruing or payable by the Company on the Subordinated Notes is not, or, at any time subsequent to the Company’s receipt of such opinion, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

(i) The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company or any agent designated by the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Reference Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Reference Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

(ii) If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company or an agent designed by the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Reference Date, as applicable. If there is no United States Treasury security maturing on the Reference Date but there are two or more United States Treasury securities with a maturity date equally distant from the Reference Date, one with a maturity date preceding the Reference Date and one with a maturity date following the Reference Date, the Company or an agent designed by the Company shall select the United States Treasury security with a maturity date preceding the Reference Date. If there are two or more United States Treasury securities maturing on the Reference Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company or an agent designed by the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” shall have the meaning set forth in the preamble of this Third Supplemental Subordinated Indenture.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE SUBORDINATED NOTES

Section 2.1 Designation and Principal Amount.

(a) There is hereby authorized a series of Securities designated the 6.800% Fixed-to-Fixed Reset Rate Subordinated Notes due 2056, which shall be in the form of subordinated notes issued by the Company under the Indenture, limited in aggregate principal amount to $500,000,000, which amount shall be as set forth in any written order of the Company for the authentication and delivery of Subordinated Notes pursuant to Section 3.04 of the Base Indenture.

(b) The Company may, from time to time, subject to compliance with any other applicable provisions of this Third Supplemental Subordinated Indenture but without the consent of the Holders, create and issue pursuant to this Third Supplemental Subordinated Indenture an unlimited principal amount of additional Securities (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other outstanding Securities, except that any such additional Securities (i) may have a different issue date and issue price from other outstanding Securities and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other outstanding Securities.

Such additional Securities shall constitute part of the same series of Securities hereunder, unless any such adjustment pursuant to this Section 2.1(b) shall cause such additional Securities to constitute, as determined pursuant to an opinion of counsel, a different class of securities than the original series of Securities for U.S. federal income tax purposes.

Section 2.2 Maturity.

The Maturity Date will be July 15, 2056. Notwithstanding the preceding sentence, if the Maturity Date is not a Business Day, payment of principal and interest will be postponed to the next Business Day and no interest will accrue as a result of that postponement.

Section 2.3 Form and Payment.

Except as provided in Section 2.4, the Subordinated Notes shall be issued in fully registered definitive form as one or more Global Securities without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof, bearing identical terms. Principal and interest on the Subordinated Notes issued in certificated form will be payable, the transfer of such Subordinated Notes will be registrable and such Subordinated Notes will be exchangeable for Subordinated Notes bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register.

Section 2.4 Interest.

(a) The Subordinated Notes shall bear interest on their principal amount: (i) from, and including, June 29, 2026, to, but excluding, the Initial Interest Reset Date at the rate of 6.800% per annum and (ii) from, and including, the Initial Interest Reset Date, during each Interest Reset Period, at the rate equal to the Five-year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.400% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months. Defaulted Interest and interest deferred pursuant to Section 4.1 will bear interest, to the extent permitted by law, at the interest rate in effect from time to time provided in this Section 2.4(a), from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(b) Subject to Section 4.1, accrued interest on the Subordinated Notes shall be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2027, and on the Maturity Date (each such date, an “Interest Payment Date”), or if any such day is not a Business Day, the next Business Day (but no interest will accrue as a result of that postponement), to the Holders of the Subordinated Notes at the close of business on the Business Day immediately preceding such Interest Payment Date, so long as the Subordinated Notes remain in global form registered in the name of a depositary or a nominee thereof, or at the close of business on the immediately preceding January 1 or July 1 (in each case, whether or not a Business Day), as the case may be (the “Record Date”). Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Record Date, and may be paid to the Holders in whose name the Subordinated Notes are registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest (the “Special Record Date”) after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered Holders of the Subordinated Notes not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Subordinated Notes may then be listed, and upon such notice as may be required by such exchange.

(c) Otherwise than in connection with the maturity or early redemption of the Subordinated Notes or the payment in whole or in part of deferred or overdue interest on the Subordinated Notes, interest on the Subordinated Notes may be paid only on an Interest Payment Date.

ARTICLE III

REDEMPTION OF THE SUBORDINATED NOTES

Section 3.1 Optional Redemption.

The Subordinated Notes shall be redeemable in accordance with the procedures set forth in Article XI of the Base Indenture:

(a) The Company shall have the right, at its option, to redeem the Subordinated Notes for cash,

(i) in whole or in part, during the three-month period prior to, and including, July 15, 2036, or the three-month period prior to, and including, each subsequent Interest Reset Date (each, a “Par Call Period”), at a redemption price equal to 100% of the principal amount of the Subordinated Notes being redeemed;

(ii) in whole or in part, on any date that is not within a Par Call Period, at a redemption price equal to the greater of (i) the principal amount of the Subordinated Notes being redeemed and (ii) the Make-Whole Amount;

(iii) in whole, but not in part, within 90 days after the occurrence of a Tax Event or a Regulatory Capital Event at a redemption price equal to 100% of the principal amount of the Subordinated Notes being redeemed; or

(iv) in whole, but not in part, within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to 102% of the principal amount of the Subordinated Notes being redeemed;

plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption; provided, further, in each case, if the Company does not redeem the Subordinated Notes in whole, at least $25 million aggregate principal amount of the Subordinated Notes, excluding any Subordinated Notes held by the Company or any of its affiliates, shall remain outstanding after giving effect to such redemption; and provided, further, in each case, that the Company may not redeem the Subordinated Notes unless all accrued and unpaid interest, including deferred interest (and compounded interest) shall have been paid in full on all outstanding Subordinated Notes for all Interest Periods ending on or before the redemption date.

(b) In the event the Subordinated Notes are treated as “Tier 2 capital” (or a substantially similar concept) under the capital rules of any Capital Regulator applicable to the Company, any redemption of the Subordinated Notes shall be subject to the Company’s receipt of any required prior approval from such Capital Regulator and to the satisfaction of any conditions set forth in those capital rules or any other applicable regulations of any other Capital Regulator that are or will be applicable to the Company’s redemption of the Subordinated Notes.

(c) Notice of any redemption will be mailed (or, so long as the Subordinated Notes are held in the form of one or more global notes deposited with the Depositary, otherwise transmitted in accordance with the procedures of the Depositary) at least 10 days but not more than 60 days before the redemption date to each Holder of Subordinated Notes to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price and accrued interest, on and after the redemption date, interest will cease to accrue on the Subordinated Notes or portions thereof called for redemption.

(d) In the case of a partial redemption, selection of the Subordinated Notes for redemption, in the case of definitive Subordinated Notes, will be made by lot. No Subordinated Notes of a principal amount of $2,000 or less will be redeemed in part. If any Subordinated Note is to be redeemed in part only, the notice of redemption that relates to the Subordinated Note will state the portion of the principal amount of the Subordinated Note to be redeemed. A new Subordinated Note in a principal amount equal to the unredeemed portion of the Subordinated Note will be issued in the name of the Holder of the Subordinated Note upon surrender for cancellation of the original note. For so long as the Subordinated Notes are held by the Depositary (or another depositary), the redemption of the Subordinated Notes and selection of the Subordinated Notes to be redeemed shall be done in accordance with the policies and procedures of the depositary.

(e) In no event shall the Trustee be responsible for monitoring the ratings of the Subordinated Notes or an occurrence of a Rating Agency Event.

Section 3.2 No Sinking Fund.

The Subordinated Notes are not entitled to the benefit of any sinking fund.

ARTICLE IV

OPTIONAL DEFERRAL OF INTEREST

Section 4.1 Optional Deferral of Interest.

(a) So long as no Event of Default with respect to the Subordinated Notes has occurred or is continuing, the Company shall have the right to elect at one or more times to defer the payment of interest on the Subordinated Notes for one or more consecutive Interest Periods that do not exceed five years for any single Deferral Period, provided that the Company may not defer interest beyond the Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Subordinated Notes. If the Company has paid all deferred interest (including compounded interest thereon) on the Subordinated Notes, the Company shall have the right to elect to begin a new Deferral Period pursuant to this Section 4.1.

(b) At the end of any Deferral Period, the Company shall pay all accrued and unpaid deferred interest (including compounded interest thereon) on the Subordinated Notes to the Persons in whose names the Subordinated Notes are registered in the Securities Register at the close of business on the Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

Section 4.2 Notices of Deferral.

The Company shall provide written notice to Holders of Subordinated Notes and the Trustee of the commencement or continuance of any Deferral Period at least one and not more than sixty Business Days prior to the relevant Interest Payment Date (subject to the applicable procedures of the Depositary), provided that the failure to provide such notice will not constitute an Event of Default. Such notice of deferral, once given, will be irrevocable and the deferral of payments on the related Interest Payment Date will be considered a deferral subject to Section 4.1 above.

ARTICLE V

EVENTS OF DEFAULT

Section 5.1 Events of Default.

(a) Section 5.01 of the Base Indenture shall apply to the Subordinated Notes.

(b) The Trustee shall provide to the Holders of the Subordinated Notes notice of any Event of Default or default with respect to the Subordinated Notes within 90 days after the occurrence of such Event of Default or default and a Responsible Trust Officer of the Trustee has received written notice of such Event of Default or default. However, except in the case of a default in payment on the Subordinated Notes, the Trustee will be protected in withholding the notice if its Responsible Trust Officers determine that withholding of the notice is in the interest of such Holders.

(c) The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any Holders of the Subordinated Notes pursuant to the Indenture in connection with any default, unless such remedies are available under the Indenture and the Trustee is directed to exercise such remedies pursuant to and subject to the conditions of Section 5.12 of the Base Indenture, provided, however, that this provision shall not affect the rights of the Trustee with respect to any Events of Default as set forth in Section 5.01 of the Base Indenture that may occur with respect to the Subordinated Notes. In connection with any such exercise of remedies the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an Event of Default.

(d) For purposes of this Section 5.1, the term “default” means any of the following events:

(i) the failure to pay interest, including compounded interest, in full on any Subordinated Notes for a period of 30 days after the conclusion of a five-year period following the commencement of any Deferral Period if such Deferral Period has not ended prior to the conclusion of such five-year period;

(ii) the failure to pay principal of, or premium, if any, on the Subordinated Notes when due; or

(iii) failure to comply with any covenant contained in the Indenture or the Subordinated Notes.

ARTICLE VI

COVENANTS

Section 6.1 Certain Restrictions During Optional Deferral Periods.

So long as any Subordinated Notes remain outstanding, if (a) the Company has given notice of its election to defer interest payments on the Subordinated Notes but the related Deferral Period has not yet commenced, or (b) a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to:

(i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of Capital Stock of the Company;

(ii) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the Subordinated Notes; or

(iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to the Subordinated Notes;

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to:

(A) any purchase, redemption or other acquisition of shares of the Company’s Capital Stock in connection with:

(1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors;

(2) the satisfaction of the Company’s obligations pursuant to any contract entered into prior to the beginning of the applicable Deferral Period;

(3) a dividend reinvestment or shareholder purchase plan; or

(4) the issuance of shares of the Company’s Capital Stock, or securities convertible into or exercisable for such Capital Stock, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable Deferral Period;

(B) any exchange, redemption or conversion of any class or series of the Company’s Capital Stock, or shares of the Capital Stock of one of its Subsidiaries, for any other class or series of the Company’s Capital Stock, or of any class or series of the Company’s Indebtedness for any class or series of the Company’s Capital Stock;

(C) any purchase of fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged;

(D) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;

(E) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; or

(F) (i) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on all such Parity Securities (including the Subordinated Notes) and (ii) any payments of principal or current or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities.

For the avoidance of doubt, notwithstanding anything herein to the contrary, no terms of the Subordinated Notes will restrict in any manner the ability of any of the Subsidiaries to pay dividends or make any distributions to the Company or to any other Subsidiaries.

Section 6.2 [Reserved.]

Section 6.3 Payment of Expenses.

In connection with the offering, sale and issuance of the Subordinated Notes, the Company, in its capacity as borrower with respect to the Subordinated Notes, shall pay all costs and expenses relating to the offering, sale and issuance of the Subordinated Notes, including compensation of the Trustee under the Indenture in accordance with the provisions of Section 6.07 of the Base Indenture.

Section 6.4 Payment Upon Resignation or Removal.

Upon termination of this Third Supplemental Subordinated Indenture or the Base Indenture or the removal or resignation of the Trustee, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation.

ARTICLE VII

SUBORDINATION

Section 7.1 Subordination.

The subordination provisions of Article XIII of the Base Indenture shall apply to the Subordinated Notes.

ARTICLE VIII

[RESERVED]

ARTICLE IX

FORM OF SUBORDINATED NOTE

Section 9.1 Form of Subordinated Note.

The Subordinated Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

(FORM OF FACE OF NOTES)

[UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR SUCH NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

LINCOLN NATIONAL CORPORATION

6.800% Fixed-to-Fixed Reset Rate Subordinated Notes due 2056

No. R-1	$__________
CUSIP No. 534187 CA5

LINCOLN NATIONAL CORPORATION, a corporation organized and existing under the laws of Indiana (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to _____________________________________________________, or registered assigns, the principal sum of __________________________ dollars ($____________) on July 15, 2056 (the “Maturity Date”). Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day, except if such Business Day is in the next succeeding calendar month then the Maturity Date will be the immediately preceding day which is a Business Day.

The Company further promises to pay interest on said principal sum (i) from, and including, June 29, 2026 to, but excluding, July 15, 2036 at the rate of 6.800% per annum and (ii) from, and including, July 15, 2036, during each Interest Reset Period, at the rate equal to the Five-year Treasury Rate as of the most recent Reset Interest Determination Date plus 2.400% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months), semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2027 and on the Maturity Date (each such date, an “Interest Payment Date”), subject to deferral as described herein. In the event that any Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day, and no interest will accrue as a result of that postponement. Defaulted Interest and interest deferred pursuant to said Indenture will bear additional interest to the extent permitted by law, at the rate in effect from time to time, from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, as provided in said Indenture, will be paid to the Person in whose name this Security is registered at the close of business on the Business Day immediately preceding such Interest Payment Date, so long as this Security remains in global form registered in the name of a depositary or a nominee thereof, or at the close of business on the January 1 or July 1 (in each case, whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date and may either be paid, in the case of deferred interest, as provided in the following paragraph, and otherwise to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may then be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Unless the Company has redeemed all of the outstanding Subordinated Notes as of the Initial Interest Reset Date, the Company shall appoint a Calculation Agent with respect to the Subordinated Notes prior to the Reset Interest Determination Date preceding the Initial Interest Reset Date. The Company or any of its affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If the Company or one of its affiliates is not the Calculation Agent, the Calculation Agent shall notify the Company of the interest rate for the relevant Interest Reset Period promptly upon such determination. The Company shall notify the Trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the Initial Interest Reset Date will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the Indenture or this Security, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at the Company’s principal offices and will be made available to any Holder upon request.

So long as no Event of Default with respect to the Subordinated Notes has occurred or is continuing, the Company shall have the right at one or more times to defer payment of interest on the Subordinated Notes for one or more consecutive Interest Periods that do not exceed five years for any single Deferral Period, provided that the Company may not defer interest beyond the Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Subordinated Notes. If the Company has paid all deferred interest (including compounded interest thereon) on the Subordinated Notes, the Company shall have the right to elect to begin a new Deferral Period, subject to the above requirements.

So long as any Securities of this series remain outstanding, if the Company has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or other distributions on, or redeem, repurchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any debt securities of the Company that rank upon the Company’s liquidation on a parity with or junior to the Subordinated Notes or (iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to the Subordinated Notes (other than (a) any purchase, redemption or other acquisition of shares of its capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into prior to the beginning of the applicable Deferral Period, (3) a dividend reinvestment or shareholder purchase plan, or (4) the issuance of shares of the Company’s capital stock, or securities convertible into or exercisable for such shares, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable Deferral Period, (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged, (d) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, or (f) (1) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on all Parity Securities (including the Subordinated Notes), and (2) any payments of principal or current or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities).

The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of all Securities of this series then Outstanding at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and the Holder of this Security at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid (or, as long as the Subordinated Notes are held through DTC, such notice shall be transmitted in accordance with applicable procedures of DTC).

Payment of the principal of (and premium, if any) and interest on the Subordinated Notes will be made at the paying agency office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes. Each Holder hereof, by such Holder’s acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

By acceptance of this Security or a beneficial interest in this Security, each Holder hereof and any person acquiring a beneficial interest herein, represent and agree, both its individual capacity and its representative capacity (if any), that on each day from the date on which the Holder or such person acquires its interest in the Subordinated Notes to the date on which the Holder or such person disposes of its interest in the Subordinated Notes, either

(A) such Holder or person is not acquiring or holding the notes with “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or under any applicable federal, state, local, non-U.S. or other laws or regulations that are similar (“Similar Laws”) to such provisions of ERISA or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) of any “employee benefit plan” subject to Title I of ERISA, any plan, individual retirement account or other arrangement subject to Section 4975 of the Code or any other retirement arrangement that is subject to provisions under any Similar Laws or the assets of any governmental plan, church plan or non-U.S. plan, or (B) (i) its purchase and holding of the Subordinated Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Laws, and (ii) neither the Company nor any of its affiliates, and with respect to the initial public offering, neither the underwriters nor any of their affiliates, is acting as a fiduciary (within the meaning of Section 3(21) of ERISA or within the meaning of any Similar Laws) in connection with the purchase or holding of the Subordinated Notes and has not provided any advice concerning the purchase or holding of the Subordinated Notes.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: June 29, 2026

LINCOLN NATIONAL CORPORATION

By:
Name:
Title:

Attest:

Name:
Title:

This is one of the Securities referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Subordinated Notes”), issued and to be issued in one or more series under a Subordinated Indenture, dated as of August 11, 2021 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by a Third Supplemental Subordinated Indenture, dated as of June 29, 2026 (the “Third Supplemental Subordinated Indenture” and the Base Indenture as so supplemented, the “Indenture”), to which the Base Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Subordinated Notes, and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered. This Subordinated Note is one of the series designated on the face hereof, limited in aggregate principal amount to $__________.

All terms used in this Subordinated Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Company shall have the right, at its option, to redeem the Subordinated Notes for cash in whole at any time or in part from time to time as provided in the Indenture. In particular, the Subordinated Notes is redeemable:

(i) in whole or in part, during the three-month period prior to, and including, July 15, 2036, or the three-month period prior to, and including, each subsequent Interest Reset Date (each, a “Par Call Period”), in each case at 100% of the principal amount of the Subordinated Note being redeemed;

(ii) in whole or in part, on any date that is not within a Par Call Period, at a redemption price equal to the greater of (i) the principal amount of the Subordinated Notes being redeemed and (ii) the present values of the remaining scheduled payments of principal of and interest on the Subordinated Notes being redeemed discounted to the redemption date (assuming the Subordinated Notes matured on the applicable Reference Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 40 basis points less interest accrued to the redemption date;

(iii) in whole, but not in part, within 90 days after the occurrence of a Tax Event or a Regulatory Capital Event at a redemption price equal to the principal amount of the Subordinated Notes being redeemed; or

(iv) in whole, but not in part, within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to 102% of the principal amount of the Subordinated Notes being redeemed;

plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption.

Notwithstanding the foregoing, if the Company does not redeem the Subordinated Notes in whole, at least $25 million aggregate principal amount of the Subordinated Notes, excluding any Subordinated Notes held by the Company or any of its affiliates, shall remain outstanding after giving effect to such redemption. The Company may not redeem the Subordinated Notes unless all accrued and unpaid interest, including deferred interest (and compounded interest) shall have been paid in full on all outstanding Subordinated Notes for all Interest Periods ending on or before the applicable Redemption Date.

The Subordinated Notes are not entitled to the benefit of any sinking fund.

If an Event of Default with respect to Subordinated Notes of this series shall occur and be continuing, the principal of the Subordinated Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire Indebtedness of this Subordinated Note upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Subordinated Note shall be conclusive and binding upon such Holder and upon all future Holders of this Subordinated Note and of any Subordinated Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Subordinated Note.

Without limiting the terms of Article XIII of the Base Indenture and the right of the Company to defer the payment of interest during any Deferral Period, no reference herein to the Indenture and no provision of this Subordinated Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Subordinated Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Subordinated Note is registrable in the Securities Register, upon surrender of this Subordinated Note for registration of transfer at the office or agency of the Company maintained under Section 10.02 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Subordinated Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Subordinated Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Subordinated Note is registered as the owner hereof for all purposes, whether or not this Subordinated Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Subordinated Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. This Global Security is exchangeable for Subordinated Notes in definitive form only under certain limited circumstances set forth in the Indenture. Subordinated Notes so issued are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Base Indenture and subject to certain limitations therein set forth, Subordinated Notes are exchangeable for a like aggregate principal amount of Subordinated Notes of a different authorized denomination, as requested by the Holder surrendering the same.

No recourse shall be had for the payment of the principal of or the interest on this Subordinated Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Company agrees and, by its acceptance of this Subordinated Note or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Subordinated Note agrees to treat this Subordinated Note as a debt instrument for United States federal, state and local tax purposes.

THE INDENTURE AND THIS SUBORDINATED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

ARTICLE X

ORIGINAL ISSUE OF SUBORDINATED NOTES

Section 10.1 Original Issue of Subordinated Notes.

Subordinated Notes may, upon execution of this Third Supplemental Subordinated Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Subordinated Notes to or upon the written order of the Company, signed by an officer of the Company, without any further action by the Company.

The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice, if any specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of the year and (ii) such other specific information relating to any such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE XI

[RESERVED]

ARTICLE XII

DEFEASANCE OF CERTAIN COVENANTS

Section 12.1 Defeasance.

The provisions of Article XIV of the Base Indenture shall apply to the Subordinated Notes.

ARTICLE XIII

[RESERVED]

ARTICLE XIV

HOLDERS’ MEETINGS

Section 14.1 Purposes of Meetings.

A meeting of Holders of any or all series may be called at any time and from time to time pursuant to the provisions of this Article XIV for any of the following purposes:

(a) to give any notice to the Company or to the Trustee for such series, or to give any directions to the Trustee for such series, or to consent to the waiving of any default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article V of the Base Indenture;

(b) to remove the Trustee for such series and appoint a successor Trustee pursuant to the provisions of Article VI of the Base Indenture;

(c) to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 9.2 of the Base Indenture; or

(d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Outstanding Securities of any one or more or all series, as the case may be, under any other provision of this Indenture or under applicable law.

Section 14.2 Call of Meetings by Trustee.

The Trustee for any series may at any time call a meeting of Holders of such series to take any action specified in Section 14.1 hereof, to be held at such time or times and at such place or places as the Trustee for such series shall determine. Notice of every meeting of the Holders of any series, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given to Holders of such series in the manner and to the extent provided in Section 1.06 of the Base Indenture. Such notice shall be given not less than ten days nor more than ninety days prior to the date fixed for the meeting.

Section 14.3 Call of Meetings by Company or Holders.

In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 20% in aggregate principal amount of the Outstanding Securities of a series or of all series, as the case may be, shall have requested the Trustee for such series to call a meeting of Holders of any or all such series by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have given the notice of such meeting within ten days after the receipt of such request, then the Company or such Holders may determine the time or times and the place or places for such meetings and may call such meetings to take any action authorized in Section 14.1 hereof, by giving notice thereof as provided in Section 14.2 hereof.

Section 14.4 Qualifications for Voting.

To be entitled to vote at any meeting of Holders a Person shall be (a) a Holder of a Security of the series with respect to which such meeting is being held or (b) a Person appointed by an instrument in writing as agent or proxy by such Holder. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee for the series with respect to which such meeting is being held and its counsel and any representatives of the Company and its counsel.

Section 14.5 Regulations.

Notwithstanding any other provisions of this Indenture, the Trustee for any series may make such reasonable regulations as it may deem advisable for any meeting of Holders of such series, in regard to proof of the holding of Securities of such series and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders of such series as provided in Section 14.3 hereof, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by a majority vote of the meeting.

Subject to the provisos in the definition of “Outstanding,” at any meeting each Holder of a Security of the series with respect to which such meeting is being held or proxy therefor shall be entitled to one vote for each $1,000 principal amount, as applicable (or such other amount as shall be specified pursuant to Section 3.01 of the Base Indenture) of Securities of such series held or represented by such Holder; provided, however, that no vote shall be cast or counted at any meeting in respect of any Security challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Outstanding Debt.

Securities of such series held by him or instruments in writing duly designating him as the Person to vote on behalf of Holders of Securities of such series. Any meeting of Holders with respect to which a meeting was duly called pursuant to the provisions of Section 14.2 or 14.3 hereof may be adjourned from time to time by a majority of such Holders present representing a majority of votes eligible to be cast at such meeting of the series with respect to which such meeting is being held and the meeting may be held as so adjourned without further notice.

Section 14.6 Voting.

The vote upon any resolution submitted to any meeting of Holders with respect to which such meeting is being held shall be by written ballots on which shall be subscribed the signatures of such Holders or of their representatives by proxy and the serial number or numbers of the Securities held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be taken, and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was transmitted as provided in Section 14.2 hereof. The record shall show the serial numbers of the Securities voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee.

Any record so signed and verified shall be conclusive evidence of the matters therein stated.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Ratification of Indenture.

The Base Indenture as supplemented by this Third Supplemental Subordinated Indenture, is in all respects ratified and confirmed, and this Third Supplemental Subordinated Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 15.2 [Reserved]

Section 15.3 Trustee Not Responsible for Recitals; Concerning the Calculation Agent.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Calculation Agent shall have all of the rights, immunities, protections, privileges and indemnities accorded the Trustee under the Indenture.

Section 15.4 Governing Law.

This Third Supplemental Subordinated Indenture and each Subordinated Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State applicable to contracts made and to be performed entirely within said State.

Section 15.5 Separability.

In case any one or more of the provisions contained in this Third Supplemental Subordinated Indenture or in the Subordinated Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Subordinated Indenture or of the Subordinated Notes, but this Third Supplemental Subordinated Indenture and the Subordinated Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 15.6 Counterparts.

This Third Supplemental Indenture may be executed (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the Company and the Trustee have executed this Supplemental Indenture as of the date first above written.

LINCOLN NATIONAL CORPORATION

By:	/s/ Christopher M. Neczypor
Name: Christopher M. Neczypor
Title: Executive Vice President and Chief Financial Officer

[Subordinated Notes due 2056 Signature Page to Third Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Melissa Matthews
Name: Melissa Matthews
Title: Vice President